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                                                                   Exhibit 10.14

                      LICENSE AND REVENUE SHARING AGREEMENT

This non-exclusive License and Revenue Sharing Agreement ("Agreement") is entered into and effective as of January 1, 2003, ("Effective Date") by and between DWANGO North America, Inc., a corporation duly established and existing under the laws of the State of Texas, with a principal place of business at 5847 San Felipe St., Suite 2825, Houston, Texas 77057-3000 ("DWANGO") and NEC America, Inc., a corporation duly established and existing under the laws of the State of New York, with a principal place of business at 6555 State Highway 161, Irving, Texas 75039 ("NEC").

                                   WITNESSETH:

     WHEREAS, DWANGO has licensed the rights to a certain wireless game ("Star Diversion") for commercial use within the United States, Canada and Mexico;

     WHEREAS, NEC intends to manufacture or have manufactured on its behalf a wireless handset model ("NEC M515" and/or "NEC 515", hereinafter collectively the "NEC 515 Handset"), which supports DoCoMo Java Version 1.5 ("DOJA");

     WHEREAS DWANGO and NEC (hereinafter collectively the "Parties" and each a "Party") want to have Star Diversion available for use on the NEC 515 Handset in the United States, Canada and Mexico by the end of the second calendar quarter of 2003;

     WHEREAS, DWANGO is willing to license Star Diversion for inclusion and use on the NEC 515 Handset; to license Star Diversion exclusively to NEC for a limited period as set forth herein; and to provide NEC a portion of the revenues arising out of the use of Star Diversion as provided herein; and,

     WHEREAS, NEC intends to preload an acceptable trial version of Star Diversion on all NEC 515 Handsets that NEC distributes commercially and to provide certain marketing and public relations support for Star Diversion as provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties hereby agree as follows:

     1.   Definitions

     As used in this Agreement, the Parties hereto agree the words set forth below shall have the meanings thereby specified:

     a. "Confidential Material" shall mean corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patents, trademark and trade name applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, tactics, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors, and holdings; operational and scientific information, product information, specifications, functions and features and documentation for all software, drawings and designs; and personnel information, including personnel lists, resumes, personnel data, and performance evaluation, as known and disclosed by one Party to another Party. Confidential Material specifically includes all orally disclosed confidential information, if such information is identified as proprietary, confidential, or private upon disclosure or is confirmed in writing to have been confidential within thirty (30) days of the oral disclosure.

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     b.   "DWANGO Licensed Property" shall mean the wireless software game entitled "Star Diversion" and all elements thereof, including, but not limited to, the characters, images, scenes, artwork, storyline, and events depicted therein and the audio-visual display generated by the game, and DWANGO(R), Star Diversion(TM), and all other trademarks and trade names used by DWANGO in conjunction with the Star Diversion or promotion thereof for distribution within the United States, Mexico and Canada.

     c. "Dwango Trademarks" shall mean all trademarks owned by or licensed to DWANGO and all trade names used by DWANGO in conjunction with Star Diversion or the promotion thereof.

     d. "Intellectual Property Rights" shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, including registration and application, trade names, mask work rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivative works of any copyrighted work.

     e. "NEC Marks" shall mean all NEC trademarks and trade names used by NEC in conjunction with NEC wireless telephones or promotion thereof.

     f. "Star Diversion" shall mean the version of software game entitled "Star Diversion" developed by and/or licensed to DWANGO that has been customized for use of the NEC 515 handset running under the DOJA version 1.5 specification as provided by DoCoMo.

     2.   NEC Licenses

     DWANGO hereby grants and NEC hereby accepts, subject to the terms, provisions and conditions hereof, a royalty free, non-exclusive, non-transferable, license within the United States, Canada and Mexico, during the term of this Agreement, to the DWANGO Licensed Property in accordance with
Section 4 of this Agreement. Such licenses shall terminate upon termination or expiration of this Agreement. Any NEC use of the DWANGO trademarks shall be in accordance with the DWANGO guidelines attached hereto regarding acceptable use of the Dwango trademarks. DWANGO and NEC respectively reserve all rights, including, but not limited to all Intellectual Property Rights not expressly licensed or otherwise granted herein.

     3.   Projects the Parties shall Undertake Pursuant to the Agreement

     a. NEC shall provide DWANGO with reasonable access to equipment, software, and a suitable environment for developing, testing and optimizing Star Diversion for the NEC 515 Handset.

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     b.   DWANGO will provide an acceptable, trial version of Star Diversion to
          NEC for the commercial launch of the NEC 515 Handset ("trial version"), which is estimated to be the second calendar quarter of 2003.

     c. NEC shall have the exclusive right to offer Star Diversion on the NEC 515 Handset until October 31, 2003 ("Exclusivity Period"). At the end of the Exclusivity Period, DWANGO shall have the right to offer Star Diversion in any manner that DWANGO may choose.

     d. NEC shall preload the trial version of Star Diversion on all NEC 515 Handsets distributed by or through NEC in the United States, Canada and/or Mexico. However, if NEC receives an unsolicited request from AT&T Wireless or another similar carrier requesting that NEC not preload Star Diversion on NEC 515 Handsets to be used by that carrier's customers, then NEC may choose to cease preloading Star Diversion on those handsets.

     e. Upon distribution of NEC 515 Handsets preloaded with the trial version of Star Diversion, NEC shall place a link to DWANGO's website on the NEC promotional website.

     f. Upon distribution of NEC 515 Handsets preloaded with the trial version of Star Diversion, NEC shall promote Star Diversion. As part of its promotional effort, all advertisements and other promotions produced solely by NEC for the NEC 515 Handset that include an image or images of wireless games shall include an image or images of Star Diversion. As used herein, NEC's promotional effort shall not include any NEC 515 Handset manuals, specification sheets, packaging, collateral materials or other similar materials. In addition, if NEC receives an unsolicited request from AT&T Wireless or another similar carrier asking that NEC promote or advertise a wireless game other than Star Diversion and NEC cannot comply with such request and this Subsection
          (f), then the carrier request shall take precedence and this Subsection (f) shall not apply.

     g. Each Party shall mutually work on appropriate public relations efforts for Star Diversion ("Joint PR Effort"). As part of this Joint PR Effort, the Parties shall begin planning a potential strategy at least thirty (30) days prior to the distribution of NEC 515 Handsets preloaded with the trial version of Star Diversion.

     h. DWANGO may only use NEC Marks upon the prior written consent of NEC. In addition, any DWANGO use of NEC Marks shall be in accordance with the NEC guidelines regarding acceptable use of NEC Marks attached hereto. Subject to the provisions of this paragraph, NEC acknowledges that DWANGO may use the NEC Marks in conjunction with its own promotional efforts.

     i. DWANGO shall comply with all requirements of AT&T Wireless and affiliates thereof necessary to allow NEC to exercise its rights as outlined herein and/or necessary for DWANGO to fulfill any of its obligations or perform any of its services as outlined herein.

     j. After DWANGO has completed the development, testing and optimizing work on Star Diversion for the NEC 515 Handset as called for in subsection a. above, Star Diversion shall be free from material defects and shall operate in accordance with the specification. In the event that a problem arises with the performance of Star Diversion, NEC shall provide DWANGO written Notice of such problem. Within 10 business days after receipt of such Notice, DWANGO shall remedy the problem such that Star Diversion operates in accordance with the specification. In the event that the performance problem

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          is the result of an action by a party other than DWANGO (i.e., a change in the NEC firmware effecting game performance, etc.), then DWANGO shall make commercially reasonable efforts to remedy the problem in a timely manner.

          In the event that Star Diversion materially fails to operate in accordance with the specification, NEC may suspend preloading Star Diversion on the NEC 515 Handset until such time as DWANGO corrects the problem.

     4.   Ownership

     DWANGO hereby acknowledges that NEC owns all Intellectual Property Rights in and to all content, products, services, specifications, documentation, software and other materials supplied, licensed or otherwise owned by NEC. NEC hereby acknowledges that DWANGO owns all Intellectual Property Rights in and to all content, products, services, specifications, documentation, software and other materials supplied, licensed or otherwise owned by DWANGO. No Party shall assert copyright, trademark, patent or other intellectual property right or other proprietary rights in the other Parties' intellectual property or in any element, derivation, adaptation or variation thereof. All rights not expressly granted under this Agreement are reserved.

     The Parties hereby acknowledge that all right, title and interest in and to all clearly jointly created content, products, services, specifications, documentation, software and other materials shall be agreed upon and set forth in the definitive agreement.

     5.   Indemnification

     Notwithstanding anything otherwise contained herein to the contrary, DWANGO will fully indemnify, hold harmless and defend NEC, at DWANGO's own expense, against any and all liability, damage claims and expenses, including reasonable attorney's fees, arising from claims that the DWANGO Licensed Property and/or any version of Star Diversion provided by DWANGO infringes any United States, Canadian or Mexican patent, copyright, trademark, trade secret or any other Intellectual Property Right, provided that NEC promptly notifies DWANGO of any such claim after receiving service of process, provides reasonable assistance to DWANGO and allows DWANGO to control any resulting litigation to the extent it prosecutes or defends such litigation with counsel reasonably acceptable to NEC and in a reasonable and responsible manner and/or settlement negotiations, except to the extent that any such settlement might involve claims not covered by this indemnity or might have a materially adverse affect on NEC. DWANGO shall reimburse NEC for reasonable expenses, including attorney's fees, incurred in providing such assistance. In addition, DWANGO shall pass through to NEC any and all third party indemnities provided DWANGO for DWANGO Licensed Property and/or any version of Star Diversion.

     If a claim of infringement described in this paragraph does occur, NEC will permit DWANGO at its option and expense:
     i) To modify the DWANGO Licensed Property and/or any version of Star Diversion so that it no longer infringes while performing substantially the same functions; or
     ii) To obtain for NEC the right to continue redistributing the DWANGO Licensed Property and/or any version of Star Diversion provided by DWANGO.

However, in no event shall (i) or (ii) above, relieve DWANGO of any of its obligations under this Section.

     Notwithstanding anything otherwise contained herein to the contrary, NEC will fully indemnify, hold harmless and defend DWANGO, at NEC's own expense, against any and all liability, damage claims and expenses, including reasonable attorney's fees, arising from claims that the NEC Marks and/or the

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NEC 515 Handset infringes any United States, Canadian or Mexican patent, copyright, trademark, trade secret or any other Intellectual Property Right, provided that DWANGO promptly notifies NEC of any such claim after receiving service of process, provides reasonable assistance to NEC and allows NEC to control any resulting litigation to the extent it prosecutes or defends such litigation with counsel reasonably acceptable to DWANGO and in a reasonable and responsible manner and/or settlement negotiations, except to the extent that any such settlement might involve claims not covered by this indemnity or might have a materially adverse affect on DWANGO. NEC shall reimburse DWANGO for reasonable expenses, including attorney's fees, incurred in providing such assistance. In addition, NEC shall pass through to DWANGO any and all third party indemnities provided NEC for the NEC Marks and/or any the NEC 515 Handset.

     If a claim of infringement described in this paragraph does occur, DWANGO will permit NEC at its option and expense:
     i) To modify the NEC Marks and/or the NEC 515 Handset so that it no longer infringes while performing substantially the same functions; or
     ii)  To obtain for DWANGO the right to continue to use the NEC Marks.

However, in no event shall (i) or (ii) above, relieve NEC of any of its obligations under this Section.

     6.   Revenue Sharing

     DWANGO agrees that NEC shall be entitled to receive a percentage of the revenue arising out of Star Diversion as set forth in Exhibit A hereto. Except as set forth in Exhibit A, DWANGO shall be entitled to all revenue arising out of Star Diversion.

     7.   Insurance

     During the term of this Agreement, DWANGO shall maintain comprehensive general liability insurance with a general aggregate limit of $1,000,000.

     8.   Term and Termination

     This Agreement shall be effective as of the Effective Date and shall continue in full force and effect for a period of six (6) months. After the initial term, this Agreement will automatically renew for additional periods of six (6) months each and shall continue until NEC no longer offers service support for the NEC 515 Handsets or until this Agreement is terminated pursuant to the provisions of this Section. The Parties hereby agree that the automatic renewal provision of this Agreement shall not extend the exclusivity period provided for in Paragraph 3 c. Regardless of any renewal of this Agreement, after October 31, 2003, DWANGO shall have the right to offer Star Diversion in any manner that DWANGO may choose. Either Party may terminate this Agreement based on the material breach of this Agreement by the other Party so long as the terminating Party has given the other Party thirty (30) days prior written notice specifying the circumstances of the breach. The termination shall become effective after the lapse of such 30 days, unless the events or circumstances specified in the notice have been reasonably remedied or a plan for remedying them in a prompt and effective manner has been proposed to the reasonable satisfaction of the terminating Party.

     9.   Confidentiality Agreement

     Each of the Parties hereby acknowledges that all Confidential Material of the other Parties

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constitutes confidential information of the other Parties and must be kept confidential. Each Party acknowledges the unique and proprietary nature of the Confidential Material of the other Parties. In addition, each Party agrees that it shall not disclose the Confidential Material, or any part thereof, to any person or entity without the prior written consent of the other Party; and each Party also agrees that it shall treat the other Party's Confidential Material as confidential and proprietary information of the other Party. Notwithstanding the above DWANGO expressly agrees that NEC may disclose DWANGO Confidential Material to NEC Corporation and affiliates thereof, provided NEC Corporation and affiliates thereof agree to abide by the confidentiality obligations contained herein. In addition, notwithstanding anything to the contrary herein, the representations and obligations of the Parties contained within this paragraph 9 shall survive any termination or expiration of this Agreement for a period of three (3) years.

     The obligations of this Paragraph 9 shall not apply to any Confidential Material which (a) is or becomes available to the public through no breach of this Agreement; (b) is independently developed by a Party without the use of Confidential Material of the other Parties; (c) is approved for release by written authorization of the disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (d) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (e) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that the Party receiving the Confidential Material shall first notify the disclosing Party hereto of the order.

     10.  Warranties

     The Parties hereby warrant and represent that they have full legal rights and authority to enter into this Agreement and to perform their obligations hereunder, and that by entering into this Agreement or performing their obligations hereunder, they are not in default or breach of any contract or agreement with any third party and they are not violating or infringing upon the rights of any third party. The Parties represent and warrant that they are not prohibited nor in any manner otherwise restricted, by any law, regulation or administrative or judicial order of the United States from entering into this Agreement or carrying out its provisions or the transactions contemplated thereby.

     Furthermore, DWANGO expressly warrants that Star Diversion shall not: (a) contain any hidden files; (b) replicate or activate itself without control of an end-user operating the handset on which it resides; (c) alter, damage or erase any data or computer programs without control of an end-user operating the handset on which it resides; (d) contain any worms, viruses, trap-doors or similar illicit code. In the event of a defect, at NEC's option, DWANGO shall provide a patch or fix for such defect in a commercially reasonably period of time or immediately provide assistance necessary to correct such defect.

     EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO WARRANTIES ARE MADE BY THE PARTIES, AND EACH OF THE PARTIES HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     11.  Choice of Law and Venue

     This Agreement shall be governed, construed and enforced in accordance with the laws of the state of Texas (without regard to its principles of choice of law), and applicable federal law.

     12.  Notice

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     Unless otherwise directed in writing by the Parties, all notices
("Notice(s)") given hereunder and all payments made hereunder shall be sent to the addresses set forth on the first page of this Agreement. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three (3) days after the date deposited in the national Postal Service, postage prepaid.

     13.  Severability

     Each and every clause of this Agreement is severable from the whole and shall survive unless the entire Agreement is declared unenforceable.

     14.  Entire Agreement

     This Agreement constitutes the entire understanding between the Parties regarding the subject matter hereof. No modification or change in this Agreement shall be valid or binding upon the Parties unless in writing, executed by the parties to be bound thereby.

     15.  Assignability

     No rights or interest arising under this Agreement may be transferred or assigned by any Party without the prior written consent of the other Parties, provided that any Party may assign this Agreement in whole or part without consent to any entity controlling, controlled by or under common control with such Party, or to any entity that acquires such Party by purchase of stock or by merger or otherwise, or by obtaining substantially all of the assets of such Party's applicable business unit.

     16.  Not a Partnership

     This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties hereto, or an employee-employer relationship. No Party shall have any right to obligate or bind any other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

     17.  Counterparts

     This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile and any complete photocopy of the Agreement to be deemed an original counterpart.

     18.  Attorney's Fees

     The prevailing Party in any legal proceedings to enforce this Agreement or to recover damages because of an alleged breach thereof shall be entitled to recover its reasonable attorneys' fees and costs.

     19.  Captions

     All captions in this Agreement are intended solely for the convenience of the Parties, and none

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shall affect the meaning or construction of any provision.

     20.  Survival of Agreement

     Upon termination or expiration of this Agreement for any reason, the following provisions of this Agreement shall survive: Sections 1, 4, 5, 7, 8, 9, 10, 11, 13, 14, 15, 16, 17, 18, 19 and 20.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NEC America, Inc.                         Dwango North America, Inc.


By:  /s/ NOBORU SAKATA                    By: /s/ F. CONRAD HAMETNER
     ---------------------------------        ----------------------------------
Name: NOBORU SAKATA                           F. Conrad Hametner III, President
      --------------------------------        Dwango Wireless, a division of
Title: GM                                     Dwango North America, Inc.
       -------------------------------

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                                    EXHIBIT A

Additional Services and Revenue Sharing:

1. a. Without limiting DWANGO's obligations outlined in Section 10 of this Agreement, DWANGO expressly agrees that it shall enter into arrangements directly with AWS in order to allow DWANGO to participate in AWS's e-Wallet and Qpass programs (collectively the "programs"). In addition, DWANGO expressly agrees that it shall comply with all requirements of the programs and that it shall provide all direct operational support for programs necessary to facilitate downloads of Star Diversion to the NEC 515 in the following situations:

     i) From an NEC 515 running the trial version - a link in the trial version directs the NEC 515 user to DWANGO's website and an upgraded version of Star Diversion is purchased via e-Wallet; or
     ii) From the NEC 515 browser - the NEC 515 user purchases Star Diversion (via e-Wallet) through a link on NEC's wireless portal site; or
     iii) From the NEC branded wired Web site - the NEC 515 user purchases Star Diversion through a link on NEC's wired Web site that results in an SMS message being sent to the NEC 515 handset containing the URL of the Star Diversion game that allows the user to purchase the Star Diversion (via e-Wallet) from the NEC 515 browser.

b. In addition, without limiting DWANGO's obligations outlined in Section 10 of this Agreement, DWANGO expressly agrees that it shall fully comply with the then-current AWS Service Level Agreement, and that it will provide a service operating report within ten (10) business days of NEC's request. Such report shall contain all information as reasonably requested by NEC, including but not limited to, service performance requirements and customer satisfaction issues as outlined in the Service Level Agreement.

2. DWANGO shall share revenue with NEC for each copy of Star Diversion which is purchased in the manner outlined in 1(a)(i),(ii) or (iii) above, in accordance with the following:

     a)   An amount equal to [*] for such copies.
     b) For the purposes of this Attachment, "Net Revenues" means any and all fees received by DWANGO for the copies.

3. All payments of the shared revenues are to be made quarterly starting at the end of the first calendar quarter following the first commercial shipment of NEC 515 containing the trial version. Such payments will be due thirty (30) days after the end of each calendar quarter. Payments made after thirty days will accrue an interest of one percent (1%) per month on the unpaid amount. DWANGO shall also include the following information with such shared revenue payments: total sales of upgraded copies of Star Diversion and Net Revenues from such upgraded copies for the pertinent calendar quarter.

4. Mailing Address for Payments:
All payments of the shared revenues will be sent to the accounting notification address listed below:

     NEC America, Inc.
     P.O. Box 730768
     Dallas, TX 75373-0768

5. During the term of the Agreement and for a period of one (1) year thereafter, DWANGO will maintain complete, clear and accurate records of all sales and revenues generated in connection this Agreement.



----------------
* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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NEC will have the right, at its expense, upon ten (10) days' prior written notice and no more than twice per year, to inspect and audit during DWANGO's normal business hours DWANGO's books and records that pertain to DWANGO's performance under this Agreement, and to all sales and revenues generated in connection with this Agreement for the purpose of verifying any reports, information or payments due to NEC under this Agreement. In the event a shortfall of at least five percent (5%) in payment is found, DWANGO will promptly reimburse NEC within five (5) business days the full amount of such shortfall with interest from the date such amounts were due and payable at the prime rate in effect at such time and the costs incurred to perform the inspection and audit.

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